Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 333-32065

                                    CITICORP
                               U.S. $2,000,000,000
                       Medium-Term Senior Notes, Series F
                               U.S. $1,000,000,000
                    Medium-Term Subordinated Notes, Series F
                Due From 9 Months to 60 Years From Date of Issue

         Pricing Supplement, dated November 20, 1997 (the "Pricing Supplement") to Prospectus Supplement, dated October 27, 1997 (the "Prospectus Supplement"); to Prospectus, dated October 27, 1997 (the "Base Prospectus" and collectively with the Pricing Supplement and the Prospectus Supplement, the "Prospectus")

                              Description of Notes

         The terms of the Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Medium-Term Senior Notes, Series F set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:              6.00% Senior Notes Due December 2, 2002 (the
                             "Notes").
Aggregate
  Principal Amount:          $25,000,000.00.

Issue Date:                  December 1, 1997.

Stated Maturity Date:        December 2, 2002.

Interest Rate:               6.00% per annum.

Interest Commencement Date:  December 1, 1997.

Interest Payment Dates:      Monthly, on the 1st day of each month, commencing
                             January 1, 1998, and at Stated Maturity.

Redemption:                  The Notes are not subject to redemption prior to
                             the Maturity Date.




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Sinking Fund:                The Notes are not subject to any sinking fund.

Regular Record Date:         The date that is 15 calendar days prior to the
                             related Interest Payment Date.

Purchaser:                   Merrill Lynch & Co.

Discount:                    1.160%.

Price to Public:             100.00%.

Minimum Denomination:        $1,000.

CUSIP Number:                17303 LSZ 5.


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